UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

August 29, 2002

Date of Report (Date of earliest event reported)

SIEBEL SYSTEMS, INC.
(Exact name of Registrant as specified in its charter)

Delaware	0-20725	94-3187233
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification Number)

2207 Bridgepointe Parkway
San Mateo, CA   94404
(Address of principal executive offices, including zip code)

(650) 477-5000
(Registrant's telephone number, including area code)

Item 5. Other Events.

On August 29, 2002, Siebel Systems, Inc. commenced an offer to the employees of Siebel Systems and its subsidiaries to exchange outstanding stock options with exercise prices equal to or greater than $40.00 per share for shares of its Common Stock, or in some cases, cash. The offer is designed to focus the efforts of our employees on growing the company and driving stockholder value. We have in the past granted stock options to provide our employees with an opportunity to acquire or increase a financial interest in Siebel Systems, thereby creating a stronger incentive to assist in achieving our corporate goals, to attract, motivate and reward the most qualified employees, and to strengthen the alignment of interests between our employees and stockholders. Many of these options, whether or not they are currently exercisable, have exercise prices significantly higher than the current market price of our Common Stock, and therefore may be unlikely to be exercised in the near future. We believe that providing our employees with the opportunity to participate in the offer will improve employee morale and better align our compensation programs with the interests of our stockholders.

The following is intended to be a summary of the terms of the offer. Please see the Tender Offer Statement under Section 13(e) of the Securities and Exchange Act of 1934 on Schedule TO (the "Tender Offer Documents"), as filed with the Securities and Exchange Commission on the date hereof, for more complete information regarding the offer.

Eligible Options

Employee stock options issued under the equity incentive and stock option plans of Siebel Systems and its subsidiaries with exercise prices equal to or greater than $40.00 per share will be eligible for tender by eligible employees, as described below. Options to purchase an aggregate of 31,950,301 shares are eligible for tender under the offer, representing approximately 14% of our outstanding options. Options that are tendered will be cancelled and the shares of Common Stock otherwise issuable under those options will be returned to the pool of shares available for grant under our equity incentive and stock option plans.

Consideration

Eligible employees who participate in the offer will receive, in exchange for the cancellation of tendered stock options, consideration equal to the number of shares underlying such tendered stock options, multiplied by $1.85. If the total consideration due for all eligible options tendered by an employee is less than $5,000, then we will pay the employee in cash, less applicable tax withholdings. If the total consideration due for all eligible options tendered by an employee is at least $5,000, then we will pay the employee in shares of our Common Stock, less applicable tax withholdings. The number of shares of our Common Stock so issued will be determined by dividing the total consideration due (less the amount of applicable tax withholdings) by the closing price of our Common Stock on September 30, 2002, or such other date on which the offering period ends, if extended.

Holding Restrictions

Although all shares issued will be fully vested, a portion of the shares that is equal in value to fifty percent (50%) of the total consideration on the date the offer is terminated will be subject to the following holding restrictions:

  If the employee holds eligible options for fewer than 200,000 shares, then the shares subject to the holding restriction will be released in equal annual installments over two years.

  If the employee holds eligible options for at least 200,000 shares, but fewer than 400,000 shares, then the shares subject to the holding restriction will be released in equal annual installments over three years.

  If the employee holds eligible options for at least 400,000 shares, then the shares subject to the holding restriction will be released in equal annual installments over four years.

The remaining portion of the shares will not be subject to a holding restriction.

Eligible Employees

Employees who are employees of Siebel Systems and its subsidiaries as of August 29, 2002 and who continue to be employees through the offer termination date of September 30, 2002, or such other date on which the offer ends, are eligible to participate in the offer. Employees who are currently on a personal leave of absence and return to active status before the date the offer terminates are eligible to participate in the offer. Employees who are currently on medical, maternity, worker's compensation, military or other statutorily protected leave of absence are also eligible to participate in the offer. However, employees who are on a leave of absence for any other reason or who resign or receive a notice of termination at any time before the offer terminates are not eligible to participate in the offer. In addition, members of our Board of Directors, including officers who are directors (i.e., Thomas M. Siebel and Patricia A. House), are not eligible to participate in the offer.

Accounting Consequences

Assuming all of the eligible options are tendered, we expect to incur a fixed expense of approximately $63,600,000 in the period in which the offer is completed, which is expected to be the quarter ended September 30, 2002. This amount includes the total consideration, tax withholdings, associated employer taxes and professional fees. We expect the cash portion of this charge to total approximately $27,500,000 and the non-cash portion to total approximately $36,100,000, which represents the value of the estimated 3,610,000 shares of our Common Stock to be issued (assuming a fair market value of our Common Stock on the offer termination date of $10.00 per share).

Modification and Termination

We have the right to extend the time period of the offer or modify its terms. Please note that several events could each cause the offer to be terminated, postponed or amended, including the occurrence of certain legal or regulatory actions, a requirement that we extend the offer termination date beyond September 30, 2002, a material change in our business, and other events as described in the Tender Offer Documents.

This Current Report includes forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. However, the safe harbors of Section 27A of the Securities Act and 21E of the Exchange Act do not apply to statements made in connection with this Offer. These forward-looking statements involve risks and uncertainties that include, among others, those set forth in the Tender Offer Documents. More information about factors that potentially could affect our financial results is included in our filings with the SEC, including our Annual Report on Form 10-K for the year ended December 31, 2001, and our Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2002 and June 30, 2002.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

SIEBEL SYSTEMS, INC.

(Registrant)

Dated: August 29, 2002

By:	/s/ Kenneth A. Goldman

Kenneth A. Goldman
Senior Vice President, Finance and Administration and Chief Financial Officer